Exhibit 99.1

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President, Investor Relations & Corp. Communications

760.494.6667

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Announces Second Quarter 2007 Financial Results

and Plans to Improve Overall Cost Structure, While Continuing to Invest in

Opportunities for Sustained Profitable Growth

CARLSBAD, Calif., August 6, 2007 — Alphatec Holdings, Inc. (NASDAQ: ATEC), a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced today financial results for the second quarter ended June 30, 2007 and plans to improve overall cost structure, while continuing to invest in opportunities for sustained profitable growth.

Second Quarter 2007 Results and Cost Reduction Plan Highlights:

•	U.S. revenues grew 2% to $16.2 million from Q2 2006 to Q2 2007

•	GAAP net loss per share for the quarter was $(0.02); improved from a loss of $(0.20) during Q2 2006

•	Company wide EBITDA grew 66% to $740,000 from Q2 2006 to Q2 2007

•	Implemented cost reduction initiatives to achieve projected, pre-tax, annual cost savings of $2.6 million for 2008

•	Expects to take associated pre-tax restructuring charges and severance costs in range of $425,000 to $450,000 in the second half of 2007

•	Savings impact, net of severance from the cost reduction initiatives, will be in range of $625,000 to $650,000 in the second half of 2007

Second Quarter 2007 Results:

Although U.S. revenues grew 2.0% in the second quarter of 2007 compared to the prior year period, company-wide net revenue for the second quarter of 2007 was $18.8 million, a decrease of 3.7% from the $19.6 million reported for the first quarter of 2007 and a decrease of 3.1% from the $19.4 million reported for the second quarter of 2006. Net loss computed in accordance with U.S. generally accepted accounting principles (GAAP) for the second quarter of 2007 was $703,000, or ($0.02) per share (diluted), compared with a GAAP net loss of $2.7 million, or ($0.08) per share (diluted), for the first quarter of 2007, and GAAP net loss of $4.7 million, or ($0.20) per share (diluted), for the second quarter of 2006. In 2006, the net loss is after accretion related to our redeemable preferred stock of $1.5 million, or ($0.07) per share.

Net revenue for the six months ended June 30, 2007 was $38.4 million, an increase of 2.5% from the $37.5 million reported for the six months ended June 30, 2006. Net loss computed in accordance with GAAP for the six months ended June 30, 2007 was $3.4 million, or ($0.10) per share (diluted), compared with GAAP net loss of $12.5 million, or ($0.60) per share (diluted), for the six months ended June 30, 2006. In 2006, the net loss is after accretion related to our redeemable preferred stock of $3.5 million, or ($0.17) per share.

In addition to GAAP results, Alphatec reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), as adjusted. A discussion of Alphatec’s use of these non-GAAP financial measures is set forth below for the three and six months ended June 30, 2007 and 2006, respectively.

EBITDA, as adjusted, for the second quarter of 2007, improved to $740,000, compared to $47,000, for the first quarter of 2007 and $446,000 for the second quarter of 2006.

“Our business is built around customer service to the physician and developing innovative product solutions for the spinal disorder marketplace,” stated Dirk Kuyper, President and CEO. “Although the growth rate in the second quarter of 2007 was negatively impacted by delays in new product announcements, we significantly reduced our cash burn rate in the second quarter. We will continue to manage our cash balance and we anticipate launching several products in the second half of 2007 and having them on display by the North American Spine Society meeting in October.”

As of June 30, 2007, cash and cash equivalents, including restricted cash, totaled $9.3 million.

Cost Reduction Plan:

The cost reduction initiatives are expected to generate pre-tax, annual cost savings of approximately $2.6 million for fiscal year 2008 in an effort to improve Alphatec’s overall cost structure and ensure profitable growth in the years to come. The company will also continue to invest in its growing business as well as promising technologies and product opportunities to strengthen its position in the fast-growing spinal disorder solutions segment of the orthopedics industry.

“These cost reductions must be made to ensure the long-term strength of our business. We have taken a thoughtful, disciplined approach to address the opportunities we face,” said Dirk Kuyper, Alphatec’s President and Chief Executive Officer. “With my arrival at the company in mid-June, management, with the full support of the board of directors, has decided to take these actions to reduce our cost structure in order to increase investment for future growth and profitability. Position eliminations will form only one component of the savings. Alphatec has a strong foundation on which to build into the future and we are taking the steps that will enable us to achieve our goal of being the largest independent spinal disorder solutions company in the U.S. We look forward to executing on our plan and delivering the benefits to shareholders and Alphatec employees alike.”

The company expects to take associated pre-tax, restructuring charges in the range of $425,000 to $450,000 in the second half of 2007. The company intends to increase investments in its research and development to strengthen its portfolio and ensure leadership positions in high-growth areas of spine disorders. After the severance charge, the company expects net cost savings in the second half of 2007 in the range of approximately $625,000 to $650,000.

The company estimates that position eliminations in the reduction in force component of the savings plan will equate to approximately 8% to 9% of its global workforce. All workforce reductions will be subject to and handled in accordance with applicable labor laws. The company plans to minimize the number of employees who are affected by these actions through the use of attrition and hiring freezes in certain areas of the business.

As part of its attention to cost reduction management, the company plans to accelerate steps to standardize and streamline certain aspects of its enterprise-wide functions such as human resources, finance and information technology to support growth, while also leveraging its scale more effectively in areas such as manufacturing to benefit product cycle times and new product launches.

Non-GAAP Information

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock based compensation costs, and other non-recurring income of expense items. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles. In prior periods, EBITDA was calculated as detailed above, with the exclusion of other income.

The company believes that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the company’s business operations. Management uses EBITDA in evaluating the overall performance of the company’s business operations.

Though management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because excluded items often have a material effect on the company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per common share measures. The company believes that EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the company’s financial results.

Conference Call

Alphatec will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the results. To participate in the conference call, please visit the investor relations section of the Alphatec website at www.alphatecspine.com. The dial-in number for the conference call is (888) 802-2225. A live webcast of the conference call will be available online from the investor relations section of the Alphatec website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec’s website, for one year.

About Alphatec

Alphatec (Nasdaq:ATEC) designs, develops, in-licenses, manufactures and markets innovative products for the surgical treatment of spine disorders. The company’s broad product portfolio and pipeline includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertibral, minimally invasive, allograft, and motion preservation markets. The company’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling the company to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 18 issued U.S. patents, one issued foreign patent and 24 pending patent applications, including sixteen pending U.S. applications, four pending international applications and four pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the global spine fusion market, which is estimated to approach $5.9 billion in 2007. In addition to its U.S. operations, the company also markets a range of spine and orthopedic products in Japan through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec’s ability to successfully design, develop, manufacture and market products for the surgical treatment of spine disorders and Alphatec’s expectations regarding the continued growth of the U.S. and global spine market. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to successfully implement its Q2 2007 cost reduction plan, Alphatec’s ability to successfully leverage upon the experience of its Scientific Advisory Board, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to enter the high-growth areas of spine disorders, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using Alphatec’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing new products or products currently in Alphatec’s pipeline, failure to successfully introduce and develop new products, including products related to license agreements, failure to achieve acceptance of Alphatec’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to Alphatec’s intellectual property. Please refer to the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$6,249	$16,943
Restricted Cash	3,100	1,100
Accounts receivable, net	11,724	10,583
Inventories, net	15,930	13,454
Prepaid expenses and other current assets	2,352	2,234
Deferred income taxes	1,212	1,184

Total current assets	40,567	45,498

Property and equipment, net	12,277	12,583
Goodwill	59,501	60,389
Intangibles, net	12,996	10,185
Other assets	1,131	622

Total assets	$126,472	$129,277

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,929$	5,798
Accrued expenses	9,923	10,369
Lines of credit	2,514	3,163
Current portion of long-term debt	2,773	2,060

Total current liabilities	20,139	21,390

Total long term liabilities	6,669	6,464
Minority Interest	0	2,724
New redeemable preferred stock	23,703	23,703
Total equity	75,961	74,996

Total liabilities and stockholders’ equity	$126,472	$129,277

ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$18,820	$19,422	$38,370	$37,451
Cost of revenues	6,836	6,567	13,717	12,977

Gross profit	11,984	12,855	24,653	24,474
% revenue	63.7%	66.2%	64.3%	65.3%
Operating expenses:
Research and development	1,303	856	2,769	1,560
Sales and marketing	6,880	7,998	14,789	14,543
General and administrative	4,351	7,811	10,257	15,292

Total operating expenses	12,534	16,665	27,815	31,395

Operating loss	(550)	(3,810)	(3,162)	(6,921)
Interest and other income (expense), net	(97)	(706)	(158)	(2,197)

Loss before taxes	(647)	(4,516)	(3,320)	(9,118)
Income taxes	56	(1,338)	57	(64)

Net loss	(703)	(3,178)	(3,377)	(9,054)
Accretion to redemption value of redeemable convertible preferred	0	(1,508)	0	(3,450)

Net loss applicable to common stockholders’	$(703)	$(4,686)	$(3,377)	$(12,504)

Net loss per common share:
Basic	$(0.02)	$(0.20)	$(0.10)	$(0.60)
Diluted	$(0.02)	$(0.20)	$(0.10)	$(0.60)
Weighted-average shares:
Basic	33,959	23,045	33,727	20,856
Diluted	33,959	23,045	33,727	20,856
EBITDA and significant items:
Operating loss	$(550)	$(3,810)	$(3,162)	$(6,921)
Addback:
Stock-based compensation	(409)	889	(158)	2,210
Depreciation	1,512	835	2,978	1,488
Amortization of intangibles	1,017	859	1,959	1,671

Total EBITDA	1,570	(1,227)	1,617	(1,552)
Significant items:
IPO related bonuses	0	1,615	0	1,615
Lawsuit settlement/plant shutdown/relocation	1,068	0	1,068	401
Reduction in estimated severance cost	(1,898)	58	(1,898)	437

EBITDA as adjusted	$740	$446	$787	$901